UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2008 (September 11, 2008)

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2008, Robert McNamara resigned his position as Chief Financial Officer and Senior Vice President of Accuray Incorporated (the “Company”).  Mr. McNamara will receive severance benefits in accordance with the terms of his employment agreement with the Company, a copy of which is on file with the Commission.  On September 11, 2008, the Company named Holly R. Grey, age 35, as Senior Vice President, Finance and interim Principal Financial Officer of the Company effective immediately.  Ms. Grey has been the Company’s Senior Vice President, Finance since March 3, 2008.  From September 2005 to March 2008, Ms. Grey served as Vice President, Finance of Aspect Software, Inc., a customer interaction management software solutions company (“Aspect”) and from July 2000 to September 2005 she served as Corporate Controller of Aspect.  From September 1995 to July 2000, Ms. Grey held a number of positions within the public accounting firm of Arthur Andersen, including manager.  Ms. Grey holds a B.A. from Boston College and is a licensed certified public accountant in the state of Massachusetts.

There is no arrangement or understanding pursuant to which Ms. Grey was appointed as interim Principal Financial Officer.  Ms. Grey has no familial relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.  Except for her new position as interim Principal Financial Officer, the terms of Ms. Grey’s employment arrangement with the Company have not been changed as of the date hereof.  We entered into an employment letter agreement with Ms. Grey on January 22, 2008, effective March 3, 2008.  Pursuant to the terms of our letter agreement with Ms. Grey, she is entitled to receive an initial annual base salary of $230,000 per year and is eligible to participate in our executive bonus plan under which she may earn annual incentive bonuses targeted at 40% of her base salary based upon the attainment of performance criteria established and evaluated by our Company.  In addition to the executive bonus plan, Ms. Grey also has an opportunity to realize an additional one time bonus of $10,000 if she meets specific goals set for her first six months with the Company.

Under our letter agreement with Ms. Grey, in the event of a termination of her employment by us without “cause” or by Ms. Grey for “good reason,” as each term is defined in the agreement, then Ms. Grey will be entitled to receive a severance payment in an amount equal to the sum of six months of her annual base salary then in effect, a pro rata portion of her target annual bonus for the year of such termination, plus 50% of her target annual bonus then in effect. In addition, we will pay for six months of COBRA continuation coverage for Ms. Grey and her eligible dependents if she elects such coverage upon such a termination. In the event a change in control of our Company (as defined in the employment letter) occurs within the first 36 months of Ms. Grey’s employment, and within the 12 month period following the change in control Ms. Grey’s employment is terminated by the Company other than for “cause,” or by Ms. Grey for “good reason,” then all of her then outstanding stock options will become fully vested and exercisable immediately prior to the effective time of such termination. The foregoing benefits and payments may be subject to a delay of up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.  In addition, if any payments or benefits payable to Ms. Grey under the employment letter or otherwise would be subject to the excise tax under Section 4999 of the Code, such payments and/or benefits will be reduced to the extent necessary so that no amount will be subject to such excise tax, provided that such reduction will only occur if Ms. Grey will be in a more favorable after-tax position than if no such reduction was made.

The employment letter also provides for certain restrictive covenants by Ms. Grey, including a confidentiality covenant that will apply during her employment with our Company and thereafter, a non-solicitation covenant for the duration of her employment and one year thereafter, and a non-competition covenant for the duration of her employment.

The foregoing description is qualified in its entirety by the terms of the employment letter agreement between the Company and Ms. Grey, a copy of which is attached to this current report on Form 8-K as Exhibit 10.1.

Ms. Grey will serve as interim Principal Financial Officer of the Company until her successor is appointed or until her resignation.  The Company is currently undertaking a search to find a new permanent Chief Financial Officer.

A copy of the Company’s press release announcing Mr. McNamara’s resignation and the appointment of Ms. Grey as interim Principal Financial Officer is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
10.1	Offer of Employment and Employment Terms Letter effective March 3, 2008 by and between the Company and Holly R. Grey.
99.1	Press Release dated September 11, 2008 announcing the resignation of Robert McNamara.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: September 15, 2008	By:	/s/ Euan S. Thomson, Ph.D.
Euan S. Thomson, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Number	Description
10.1	Offer of Employment and Employment Terms Letter effective March 3, 2008 by and between the Company and Holly R. Grey.
99.1	Press Release dated September 11, 2008 announcing the resignation of Robert McNamara.